PRICING SUPPLEMENT

Pricing Supplement Dated: June 17, 2002	Rule 424(b)(2)
(To Prospectus Supplement Dated May 3, 2002 and Prospectus Dated April 12,2000)	File No. 333-33814
Pricing Supplement No. 0004

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 06/17/02

Issue Date: 06/20/02

Purchasing Agent: A.G. Edwards & Sons, Inc.

Agents: Robert W. Baird & Co., Prudential Securities,

UBS PaineWebber Inc.

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB-ORDINATED	INTEREST RATE
57183MAD2	$1,960,000	100%	1.20%	$1,936,480	Senior	5.30%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Semi-Annually	12/15/02	12/15/09	Yes	No	Not Applicable

Other Terms: